Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International, Inc.:
We consent to the incorporation by reference in the Registration Statement Nos. 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, and 333-157050 on Form S-8; Registration Nos. 333-74902 and 333-188252 on Form S-3; and Registration Statement No. 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 26, 2013, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 26, 2013 and June 27, 2012, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 26, 2013, and the effectiveness of internal control over financial reporting as of June 26, 2013, which reports appear in the 2013 Annual Report to Shareholders on Form 10-K of Brinker International, Inc.
KPMG LLP
Dallas, Texas
August 26, 2013